Exhibit 8.1

Mark M. Hrenya

T: +1 720 566 4217

mhrenya@cooley.com

October 14, 2015

Horizon Pharma Public Limited Company

Connaught House, 1st Floor

1 Burlington Road, Dublin 4 Ireland

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the Registration Statement on Form S-4 originally filed with the Securities and Exchange Commission on September 8, 2015, as amended through the date hereof (the “Registration Statement”), which describes among other things the Transactions (as defined below) by which Horizon Pharma Public Limited Company, a public limited company incorporated under the laws of Ireland (“Horizon”), intends to acquire 100% of the outstanding shares of capital stock of Depomed, Inc., a California corporation (“Depomed”). Unless otherwise indicated, capitalized terms not defined herein have the meaning set forth in the Registration Statement. References herein to the “Code” refer to the United States Internal Revenue Code of 1986, as amended, and references to “Treasury Regulation” or “Treas. Reg.” refer to a regulation promulgated under the Code.

Pursuant to the Registration Statement, Diosail Merger Corporation, a California corporation and wholly owned subsidiary of Horizon (“Purchaser”), has offered to exchange for each issued and outstanding share of common stock of Depomed (including any associated rights to purchase preferred stock of Depomed), 0.95 ordinary shares of Horizon (the “Offer”). In the event that the Offer is consummated in accordance with its terms, Horizon intends as soon as practicable thereafter to cause Purchaser to merge with and into Depomed in a transaction in which Horizon will acquire all of the outstanding shares of Depomed common stock that are not acquired in the Offer and Depomed will become a wholly owned subsidiary of Horizon (the “Second-Step Merger”). The Second-Step Merger may be immediately followed by a possible merger of Depomed into Diosail Merger Two Corporation, a Delaware corporation and wholly owned subsidiary of Horizon (“Merger Sub”), with Depomed ceasing to exist and Merger Sub surviving as a wholly owned subsidiary of Horizon (the “Third-Step Merger”, together with the Second-Step Merger the “Mergers” and together with the Offer, the “Transactions”).

We have acted as counsel to Horizon in connection with the Transactions. As such, and for the purpose of rendering this opinion, we have examined, and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations, and warranties contained in the following documents (including all exhibits and schedules attached thereto):

(i) the Registration Statement;

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(ii) the tax representation letter from Horizon to Cooley LLP, (the “Tax Representation Certificate”); and

(iii) such other instruments and documents related to the formation, organization, and operation of Horizon, Purchaser, Merger Sub, and Depomed, and to the consummation of the Transactions, as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that:

(i) Original documents submitted to us (including signatures thereto) are authentic, documents submitted to us as copies conform to the original documents, and all such documents have been (or will be by the effective time) duly and validly executed and delivered where due execution and delivery are a prerequisite to the effectiveness thereof;

(ii) All representations, warranties, and statements made or agreed to by Horizon, Purchaser, Merger Sub, and Depomed, and by their respective employees, officers, directors, and stockholders in connection with the Transactions, including, but not limited to, (x) those set forth in the Registration Statement (including exhibits thereto), and (y) those set forth in the Tax Representation Certificate, are, or will be, true, complete and accurate at all relevant times;

(iii) Any representation or statement made “to the knowledge of” or similarly qualified is correct without such qualification;

(iv) All covenants contained in the Registration Statement (including exhibits thereto) will be performed without waiver or breach of any material provision thereof; and

(v) The Transactions will be consummated in accordance with the Registration Statement without any waiver, breach or amendment of any provision thereof, and the Mergers will be effective under applicable state law.

Based upon and subject to our examination of the foregoing items and subject to the limitations, qualifications, assumptions, and caveats set forth herein, we are of the opinion that the discussion of U.S. federal income tax issues contained in the Registration Statement entitled “The Offer – Certain Tax Consequences of the Transactions – U.S. Federal Income Tax Consequences of the Transactions” insofar as it relates to statements of law and legal conclusions, and subject to the limitations, qualifications, assumptions, and caveats set forth therein, is correct in all material respects, as of the date hereof.

This opinion does not address the various state, local, or non-U.S. tax consequences that may result from the Transactions and does not address any United States federal tax consequences of any transaction other than as set forth above. In addition, no opinion is expressed as to any United States federal tax consequence of the Transactions except as specifically set forth herein, and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

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No opinion is expressed as to any transaction whatsoever, including the Transactions, if any of the representations, warranties, statements, and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion only represents our best judgment as to the United States federal income tax consequences of the Transactions and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency, or other governmental body. The conclusions are based on the Code, judicial decisions, administrative regulations, and published rulings, in each case, as of the date hereof. No assurance can be given that future legislative, judicial, or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein. By rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States federal income tax laws.

This opinion is being delivered solely in connection with the filing of the Registration Statement. We consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the reproduction and filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY LLP

By:	/s/ Mark M. Hrenya
Mark M. Hrenya

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